As filed with the Securities and Exchange Commission on March 3, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Park Ha Biological Technology Co., Ltd.

(Exact name of registrant as specified in its charter)

Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

901, Building C, Phase 2, Wuxi International Life Science Innovation Campus 196 Jinghui East Road Xinwu District, Wuxi, Jiangsu Province People’s Republic of China	214000
(Address of Principal Executive Offices)	(Zip Code)

2025 Share Incentive Plan

(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1 (212) 947-7200

(Name, address and telephone number of agent for service)

Copy to:

Mr. Kyle Esq.

Concord & Sage PC

1360 Valley Vista Dr Suite 140

Diamond Bar, CA 91765
Tel: 929-989-7572

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ¨☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On February 28, 2025, the board of directors of Park Ha Biological Technology Co., Ltd. (the “Registrant”) approved the Registrant’s 2025 Share Incentive Plan (the “Plan”). Under the Plan, the maximum aggregate number of ordinary shares, par value US$0.00002 each (the “Ordinary Shares”) that may be issued pursuant to the awards shall be 3,000,000 Ordinary Shares.

The purpose of this Registration Statement on Form S-8 (this “Registration Statement”) is to register the 3,000,000 Ordinary Shares that are authorized for issuance under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The Registrant has adopted the Plan. The maximum number of Ordinary Shares that are available for issuance under the Plan is 3,000,000 Ordinary Shares. This Registration Statement on Form S-8 is filed with the Securities and Exchange Commission (the “Commission”) for the purposes of registering the 3,000,000 of the Registrant’s Ordinary Shares issuable under the Plan.

Item 2. Registrant Information and Employee Plan Annual Information

The documents containing the information specified in this Part I of Form S-8 (plan information and registration information) will be sent or given to participants as specified by the Commission pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Commission either as part of Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b), and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission are incorporated by reference herein:

(a)	the Registrant’s Annual Report on Form 20-F for the fiscal year ended October 31, 2024, filed with the Commission on February 24, 2025;

(b)	the Registrant’s Current Reports on Form 6-K filed with the Commission on December 30, 2024, January 7, 2025 and January 24, 2025; and

(c)	the description of the Registrant’s Ordinary Shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-42453) filed with the Commission on December 26, 2024, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s amended and restated memorandum and articles of association provide that every director, alternate director or officer shall be indemnified out of the assets of the Registrant against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own actual fraud or willful default.

Indemnification against Public Policy

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers or person controlling us, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the act and is therefore unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Exhibit Description
5.1*	Opinion of Mourant Ozannes (Cayman) LLP with respect to the validity of the securities being registered.
10.1*	Park Ha Biological Technology Co., Ltd. 2025 Share Incentive Plan.
23.1*	Consent of WWC, P.C., an independent registered public accounting firm.
107*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this Registration Statement which shall include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in China, on March 3, 2025.

Park Ha Biological Technology Co., Ltd.

By:	/s/ Xiaoqiu Zhang
Xiaoqiu Zhang
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on March 3, 2025.

Signature	Title

/s/ Xiaoqiu Zhang	Chief Executive Officer and
Xiaoqiu Zhang	Chairperson of the Board (principal executive officer)

/s/ Xiaoyan Zhu	Chief Financial Officer
Xiaoyan Zhu	(principal financial officer and principal accounting officer)

/s/ Li Wang
Li Wang	Director

/s/ Yanan Shan
Yanan Shan	Independent Director

/s/ Qixiong Sheng
Qixiong Sheng	Independent Director

/s/ Xiaozhong Yu
Xiaozhong Yu	Independent Director

/s/ Da Yang
Da Yang	Independent Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Park Ha Biological Technology Co., Ltd., has signed this registration statement on March 3, 2025.

Concord & Sage PC

By:	/s/ Kyle Leung
Name:	Kyle Leung

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